STOCK OPTION AGREEMENT

          THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated March 23, 1995, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign"), and COLONIAL STATE BANK, a New Jersey-chartered commercial bank ("Colonial").

                           BACKGROUND

          Sovereign and Colonial wish to enter into an Agreement and Plan of Merger, dated March 23, 1995 (the "Merger Agreement"), providing, among other things, for the acquisition by Sovereign of Colonial through the merger of Colonial with a to-be-formed nonoperating phantom federal savings bank subsidiary of Sovereign, with Colonial surviving the merger (the "Merger").

          As a condition to Sovereign entering into the Merger Agreement at a price per share equal to the value of the consideration specified in the Merger Agreement, Colonial is granting to Sovereign an option to purchase at the price specified in Section 1 below up to that number of shares of common stock of Colonial as shall equal 19.9% of Colonial's shares of common stock issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                            AGREEMENT

          In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and Colonial, intending to be legally bound hereby, agree:

          1. Grant of Option. Colonial hereby grants to Sovereign, on the terms and conditions set forth herein, the option to purchase (the "Option") up to that number of shares (the "Option Shares") of common stock, par value $5.00 per share (the "Common Stock"), of Colonial as shall equal 19.9% of the shares of Common Stock issued and outstanding immediately prior to such purchase, at a price per share (the "Option Price") equal to the lower of (i) $6.25, or (ii) the lowest price per share that a person or a group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay after the date hereof for Common Stock in a transaction constituting a Triggering Event under
Section 2 hereof.

          2. Exercise of Option. Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

               (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 9.9% of the then outstanding shares of Common Stock;

               (b)  a person or group (including, without
     limitation, any corporation organized by or on behalf of Colonial for the purpose of acquiring all or a majority of the outstanding shares of Common Stock in connection with the organization of a bank holding company), other than Sovereign or an affiliate of Sovereign, enters into an agreement or letter of intent with Colonial pursuant to which such person or group or any affiliate of such person or group would: (i) merge or consolidate, or enter into any similar transaction, with Colonial, (ii) acquire all or substantially all of the assets or liabilities of Colonial, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership of or to vote securities representing, more than 9.9% of the then outstanding shares of Common Stock;

               (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for: (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Colonial, or any other business combination involving Colonial, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership of or to vote securities representing, more than 9.9% of the then outstanding shares of Common Stock (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of Colonial called to vote on the Merger, Colonial's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled;

               (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Colonial willfully takes any action in a manner which would materially interfere with either party's ability to complete the Merger or materially reduce the value of the transaction to Sovereign;

               (e)  Colonial violates the provisions of
     Section 4.13 of the Merger Agreement;

               (f) Colonial breaches, in any material respect, any binding term of the Merger Agreement or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal; or

               (g)  Any affiliate of Colonial breaches any
     provision of the Colonial Affiliate Agreement attached as Exhibit E to the Merger Agreement.

          "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Colonial or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

          Notwithstanding the foregoing, the obligation of Colonial to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate): (i) until the receipt of all required governmental or regulatory approvals or consents necessary for Colonial to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

          Colonial shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Colonial shall not be a condition to the right of Sovereign to exercise the Option. Colonial will not take any action which would have the effect of preventing or disabling Colonial from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to Colonial (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

          3. Payment and Delivery of Certificates. At any Closing hereunder: (a) Sovereign will make payment to Colonial of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Colonial, (b) Colonial will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

          4.   Deleted.

          5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

          6.   Repurchase of Option.

               (a) Upon the occurrence of a Triggering Event, at the request of Sovereign delivered within 60 days of such occurrence, Colonial shall repurchase the Option from Sovereign at a price (the "Option Repurchase Price") equal to the amount by which: (A) the market/offer price (as defined below) exceeds
(B) the Option Price, multiplied by the number of shares for which this Option may then be exercised. The term "market/offer price" shall mean the highest of: (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Colonial,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date Sovereign gives notice of the required repurchase of this Option, or
(iv) in the event of a sale of all or substantially all of Colonial's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Colonial, as determined by an investment banking firm selected by Sovereign, divided by the number of shares of Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Sovereign.

               (b) Sovereign may exercise its right to require Colonial to repurchase the Option pursuant hereto by surrendering for such purpose to Colonial, at its principal office, a copy of this Option Agreement, accompanied by a written notice or notices stating that Sovereign elects to require Colonial to repurchase this Option in accordance with the provisions hereof. As promptly as practicable, and in any event within five business days after the surrender of the Option and the receipt of such notice or notices relating thereto, Colonial shall deliver or cause to be delivered to Sovereign the Option Repurchase Price therefor or the portion thereof that Colonial is not then prohibited under applicable law and regulation from so delivering.

               (c) To the extent that Colonial is prohibited under applicable law or regulation from repurchasing the Option in full, Colonial shall immediately so notify Sovereign and thereafter deliver or cause to be delivered, from time to time, to Sovereign, the portion of the Option Repurchase Price that it is no longer prohibited from delivering, within five business days after the date on which Colonial is no longer so prohibited; provided, however, that if Colonial at any time after delivery of a notice of repurchase pursuant to paragraph (b) above is prohibited under applicable law or regulation from delivering to Sovereign the Option Repurchase Price in full (and Colonial hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Sovereign may revoke its notice of repurchase of the Option either in whole or to the extent of the prohibition, whereupon, in the latter case, Colonial shall promptly:
(i) deliver to Sovereign that portion of the Option Purchase Price that Colonial is not prohibited from delivering; and
(ii) at Sovereign's option, either: (A) deliver to Sovereign a new Stock Option Agreement evidencing the right of Sovereign to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to Sovereign and the denominator of which is the Option Repurchase Price, or (B) make provision for payment of the remainder of the Option Purchase Price at such time as Colonial is not so prohibited under applicable law or regulation.

               (d) In addition to the limitation on Colonial's obligation to repurchase the Option set forth in paragraph (c), if the repurchase of the Option by Colonial in full would reduce Colonial's Tier 1 capital to less than 6%, then Colonial shall be obligated to repurchase the Option only to the extent that such repurchase will not reduce Colonial's Tier 1 capital to less than 6%. To the extent that Colonial is temporarily excused under the immediately preceding sentence from repurchasing the Option in full, Colonial shall immediately so notify Sovereign and thereafter deliver or to cause to be delivered, from time to time, to Sovereign, the portion of the Option Repurchase Price that it is no longer excused from delivering, within five business days after the date on which Colonial is no longer so excused; provided, however, that if Colonial at any time after delivery of a notice of repurchase pursuant to paragraph
(b) above is excused under this paragraph (d) from delivering to Sovereign the Option Repurchase Price in full (and Colonial hereby undertakes to use its best efforts to maintain its Tier 1 capital at such levels as may be necessary in order to permit it to accomplish such repurchase), Sovereign may revoke its notice of repurchase of the Option either in whole or to the extent that Colonial is excused from repurchasing the Option, whereupon, in the latter case, Colonial shall promptly: (i) deliver to Sovereign that portion of the Option Purchase Price that Colonial is not excused from delivering; and (ii) at Sovereign's option, either: (A) deliver to Sovereign a new Stock Option Agreement evidencing the right of Sovereign to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercised at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to Sovereign and the denominator of which is the Option Purchase Price, or (B) make provision for payment of the remainder of the Option Purchase Price at such time as Colonial is not so excused under this paragraph (d).

          7.   Filings and Consents.  Each of Sovereign and
Colonial will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the completion of the transactions contemplated by this Stock Option Agreement.

          8.   Representations and Warranties of Colonial.
Colonial hereby represents and warrants to Sovereign as follows:

               (a)  Due Authorization.  Colonial has full
     corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Colonial.
     This Stock Option Agreement constitutes a legal, valid and binding obligation of Colonial, enforceable against Colonial in accordance with its terms, subject to applicable bankruptcy, insolvency, conservatorship, receiverships and similar laws affecting creditors' rights and subject to the application of equitable principles.

               (b) Authorized Shares. Colonial has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

          9. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

          10. Entire Agreement. This Stock Option Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

          11. Assignment or Transfer. Sovereign may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares.

          12. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

          13. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

          14. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               (i)  If to Sovereign, to:

                    Sovereign Bancorp, Inc.
                    1130 Berkshire Boulevard
                    Wyomissing, Pennsylvania  19610

                    Attention:  Jay S. Sidhu, President
                                and Chief Executive Officer

                    Telecopy No.:  (610) 320-8448

                    with a copy to:

                    Stevens & Lee
                    111 North Sixth Street
                    P.O. Box 679
                    Reading, Pennsylvania  19603-0679

                    Attention:  Joseph M. Harenza, Esquire
                                Clinton W. Kemp, Esquire
                    Telecopy No.:  (610) 478-2000

               (ii) If to Colonial, to:

                    Colonial State Bank
                    521 Park Avenue
                    Freehold, New Jersey  07728

                    Attention:  Eli Kramer, Chairman of the
                                Board
                    Telecopy No.:  (908) 780-4948

                    with copies to:

                    Wilentz, Goldman & Spitzer
                    90 Woodbridge Center Drive
                    Woodbridge, New Jersey  07095

                    Attention:  Norman Peer, Esquire
                    Telecopy No.:  (908) 855-6117

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

          15. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

          16.  Captions.  The captions in this Stock Option
Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

          17. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive: (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement, and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

          18. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Except as set forth in Section 11 with respect to an affiliate of Sovereign, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

          19. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          20. Expenses. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

          21. Termination. This Stock Option Agreement shall terminate and be of no further force or effect (i) upon completion of the transactions contemplated by the Merger Agreement, (ii) except as provided in Clause (iii) below, upon termination of the Merger Agreement in accordance with the provisions thereof, or (iii) 18 months after termination of the Merger Agreement through fault of Colonial, including any termination by Sovereign pursuant to Section 7.01(b)(i) thereof on account of an unremedied material breach by Colonial. For purposes of clause (iii) of the preceding sentence, the parties agree that termination of the Merger Agreement by Colonial pursuant to Section 7.01(c)(i) thereof on account of an unremedied material breach by Sovereign or by Sovereign pursuant to Section 7.01(b)(iii) thereof shall not be deemed to constitute a termination of the Merger Agreement through fault of Colonial. Notwithstanding the foregoing, the rights granted to Sovereign in
Section 6 hereof shall survive any termination of this Stock Option Agreement for a period of 60 days following the occurrence of a Triggering Event.

          IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and to be duly attested, all as of the day and year first above written.

                              SOVEREIGN BANCORP, INC.

                              By: /s/ Jay S. Sidhu
                                   Jay S. Sidhu, President and
                                   Chief Executive Officer

                              Attest: /s/ Lawrence M. Thompson, Jr.
                                     Lawrence M. Thompson, Jr.,
                                     Secretary


                              COLONIAL STATE BANK

                              By: /s/ Eli Kramer
                                     Eli Kramer,
                                     Chairman of the Board

                              Attest: /s/ Robert S. Vuono
                                     Robert S. Vuono,
                                     Secretary